Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	312-819-7259
Email:	andy.rieth@hill-rom.com

Media
Contact:	Larry Baumann, Executive Director, Corporate Communications
Phone:	312-819-7248
Email:	larry.baumann@hill-rom.com

HILL-ROM REPORTS FISCAL FIRST QUARTER
RESULTS;  UPDATES FISCAL 2015 FINANCIAL OUTLOOK

•	Reported revenue increased 18 percent versus prior year to $465 million, up 5 percent on an organic constant currency basis
•	Adjusted diluted earnings per share of $0.49 compare to $0.36 in the prior year
•	Reported diluted earnings per share of $0.21 compare to $0.22 in the prior year
•	Operating cash flow of $31 million compares to $42 million in the prior year
•	Fiscal year 2015 adjusted earnings per share are expected to be $2.44 to $2.50; Full-year reported revenue is expected to grow 11 to 12 percent

CHICAGO, Ill., February 3, 2015 -- Hill-Rom Holdings, Inc. (NYSE: HRC) announced financial results for its fiscal first quarter ended December 31, 2014 and updated its fiscal year 2015 financial outlook.  Adjusted earnings per diluted share of $0.49 increased 36 percent from $0.36 in the prior year, while reported earnings per diluted share of $0.21 decreased 5 percent from $0.22.  Adjustments to reported earnings are detailed in the reconciliation schedules provided.

Hill-Rom’s quarterly revenue of $465 million increased 18 percent compared to last year, or 21 percent on a constant currency basis, primarily due to the Trumpf Medical acquisition and strong North America capital revenue growth.  Excluding the benefit of Trumpf, our constant currency growth was 5 percent.  Domestic revenue was $284 million, up 14 percent, while revenue outside the United States increased 34 percent on a constant currency basis to $181 million.

Management Comments

“We are pleased to report solid revenue and adjusted earnings growth for the quarter, while also accelerating investment in the future growth of the business,” said John Greisch, Hill-Rom President and Chief Executive Officer.  “Both the North America capital and Surgical/Respiratory Care businesses performed well, while our International business continues to face a challenging environment.  Despite incremental revenue headwinds of $40 to $50 million due to foreign exchange, we are raising our full-year adjusted earnings guidance.  We are committed to driving revenue growth while improving operating margin and maintaining a disciplined approach to capital allocation.”

First Quarter Financial and Operational Results

-- Revenue:

-- North America.  North America revenue increased 10 percent to $225 million.  Capital sales increased 19 percent, while rental revenue declined 9 percent, or 1 percent excluding the impact of the previously exited third party reimbursed home care rental business.

-- International.  International segment revenue declined 9 percent to $114 million (down 3 percent on a constant currency basis) with strength in Asia Pacific offset by lower revenue in Europe.  Capital revenue declined 2 percent while rental revenue declined 6 percent on a constant currency basis.

-- Surgical/Respiratory Care.  Surgical and Respiratory Care revenue doubled to $126 million reflecting 6 percent organic growth plus the addition of Trumpf Medical revenue.

--	First quarter operating cash flow was $31 million compared to $42 million in the prior year.

--	Share repurchases for the quarter amounted to approximately $57 million.

--	Hill-Rom recently acquired access to two new technologies in our clinical focus areas of respiratory care and surgical safety and efficiency:

-- We acquired an early-stage portable therapeutic device that provides chest physiotherapy (CPT). This device allows patient mobility during therapy and is an ideal complement to our Respiratory Care portfolio.

-- The Company obtained the exclusive distribution rights to the Thermedx FluidSmart™ System, a fluid management system used in minimally invasive gynecology, urology and arthroscopy surgical procedures.

Please see the attached schedules for additional information, including condensed financial information, a summary balance sheet, a cash flow statement and reconciliations of GAAP to adjusted financial measures.

For a more complete review of Hill-Rom’s results, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2014.

Financial Guidance Summary

Revenue:  For fiscal 2015, Hill-Rom expects reported revenue growth of 11 to 12 percent compared to 11 to 13 percent previously.  This reflects:
•	low single-digit constant currency organic growth; and
•	negative currency impact of approximately 4 percent compared to 1 to 2 percent previously.

For the second quarter of fiscal 2015, Hill-Rom expects reported revenue growth of 13 to 15 percent.  This reflects:
•	low to mid-single-digit constant currency organic growth; and
•	negative currency impact of approximately 4 percent.

Adjusted Earnings per Diluted Share:  The Company’s guidance for full year adjusted earnings per diluted share is $2.44 to $2.50 compared to $2.42 to $2.48 previously.

Second quarter adjusted earnings per diluted share are expected to be $0.57 to $0.60.

Cash Flow:  Hill-Rom expects cash flow from operations for the full year to be approximately $250 million, unchanged from prior guidance.

Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors.  This measure excludes strategic developments, special charges or other unusual events.  Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period. Often, prospective quantification of such items is not feasible.

The Company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions.  This adjustment is made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income, earnings per share and other measures.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

Conference Call Webcast and Dial-in Information

As previously announced, the Company will host a conference call and webcast today at 8:00 a.m. ET.

Webcast: To join the live webcast with audio, go to http://ir.hill-rom.com/events.cfm or http://edge.media-server.com/m/p/gugxp3zm. The webcast slide deck will be posted to the Hill-Rom website prior to the webcast.

Conference Call Audio Only Dial-in information: To join the live conference call, dial 877-304-8969 domestic callers / 631-291-4543 international callers.  The following Confirmation Code is required for both: 57960500. Callers will need to provide their name, company affiliation and telephone number to the conference operator.  A recording of the webcast/call audio will be available for telephone replay through February 10, 2015, domestically at 855-859-2056 and internationally at 404-537-3406. For the replay, callers will need to use confirmation code 57960500. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com/events.cfm.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading global medical technology company with more than 7,000 employees worldwide.  We partner with health care providers in more than 100 countries by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Clinical Workflow, Surgical Safety and Efficiency, and Respiratory Health. Around the world, Hill-Rom's people, products, and programs work towards one mission: Enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Disclosure Regarding Forward Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or revise any forward-looking statements.
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Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions except per share data)
(unaudited)

	Quarter Ended December 31

	2014	2013
Net revenue
Capital sales	$373.4	$295.5
Rental revenue	91.6	97.9
Total revenue	465.0	393.4
Cost of revenue
Cost of goods sold	220.5	171.2
Rental expenses	44.6	45.4
Total cost of revenue	265.1	216.6
Gross profit
Capital	152.9	124.3
Rental	47.0	52.5
Total gross profit	199.9	176.8
As a percentage of sales	43.0%	44.9%

Research and development expenses	21.8	16.4
Selling and administrative expenses	155.1	138.0
Special charges	3.7	1.0

Operating profit	19.3	21.4

Other income/(expense), net	(2.3)	(2.0)

Income tax expense	4.9	6.2

Net income	$12.1	$13.2

Diluted earnings per share:
Earnings per share	$0.21	$0.22

Average common shares outstanding - diluted (thousands)	58,154	59,142

Dividends per common share	$0.1525	$0.1375

Non-GAAP Financial Disclosures and Reconciliations

While Hill-Rom reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. Hill-Rom uses non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue - Constant Currency
(Dollars in millions)

	Quarter Ended December 31
	2014	Foreign Exchange	2014	2013	Constant Currency
	As Reported	Impact	Adjusted	As Reported	Change

Capital sales	$373.4	$(11.8)	$385.2	$295.5	30.4%
Rental revenue	91.6	(1.0)	92.6	97.9	-5.4%
Total	$465.0	$(12.8)	$477.8	$393.4	21.5%

North America	$225.2	$(0.6)	$225.8	$205.5	9.9%
Surgical and Respiratory Care	126.3	(4.2)	130.5	63.3	106.2%
International	113.5	(8.0)	121.5	124.6	-2.5%
Total	$465.0	$(12.8)	$477.8	$393.4	21.5%

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions except per share data)

	Quarter Ended December 31, 2014			Quarter Ended December 31, 2013
	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Income Before Income Taxes	Income Tax Expense	Diluted EPS*

GAAP Earnings	$17.0	$4.9	$0.21	$19.4	$6.2	$0.22
Adjustments:
Acquisition and integration costs	8.9	2.8	0.10	1.9	0.6	0.02
Acquisition-related intangible asset amortization	8.1	2.2	0.10	6.9	2.2	0.08
FDA remediation expenses	0.5	0.2	0.01	0.9	0.4	0.01
Field corrective actions	1.1	0.5	0.01	1.2	0.4	0.01
Special charges	3.7	0.2	0.06	1.0	0.4	0.01
Adjusted Earnings	$39.3	$10.8	$0.49	$31.3	$10.2	$0.36

* Does not add due to rounding.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)
(unaudited)

	December 31, 2014	September 30, 2014
Assets
Current Assets
Cash and cash equivalents	$113.7	$99.3
Trade accounts receivable, net of allowances	374.9	411.0
Inventories, net	171.3	176.2
Other current assets	96.3	92.8
Total current assets	756.2	779.3

Property, plant and equipment, net	287.4	261.5
Goodwill	395.7	399.8
Other assets	296.9	311.5

Total Assets	$1,736.2	$1,752.1

Liabilities
Current Liabilities
Trade accounts payable	$100.7	$112.7
Short-term borrowings	127.5	126.9
Other current liabilities	171.4	202.7
Total current liabilities	399.6	442.3

Long-term debt	454.8	364.9
Other long-term liabilities	139.5	138.4

Total Liabilities	993.9	945.6

Shareholders' Equity	742.3	806.5

Total Liabilities and Shareholders' Equity	$1,736.2	$1,752.1

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(unaudited)

	Quarter Ended December 31

	2014	2013
Operating Activities
Net income	$12.1	$13.2
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	17.3	16.9
Amortization	2.9	4.0
Acquisition-related intangible asset amortization	8.1	6.9
Provision for deferred income taxes	0.3	(6.6)
Gain on disposal of property, equipment leased to others,
intangible assets and impairments	(0.3)	(0.2)
Stock compensation	4.7	3.6
Excess tax benefits from employee stock plans	(1.0)	0.8
Change in working capital excluding cash, current investments, current debt and acquisitions and dispositions:
Trade accounts receivable	36.1	35.5
Inventories	4.3	(2.3)
Other current assets	(3.2)	3.0
Trade accounts payable	(16.0)	(9.6)
Accrued expenses and other liabilities	(30.6)	(26.6)
Other, net	(3.7)	3.7
Net cash provided by operating activities	31.0	42.3

Investing Activities
Capital expenditures and purchases of intangibles	(44.9)	(16.8)
Proceeds on sale of property and equipment leased to others	0.5	0.5
Payment for acquisition of businesses, net of cash acquired	-	(1.3)
Refund on acquisition of businesses	-	4.6
Net cash used in investing activities	(44.4)	(13.0)

Financing Activities
Net change in short-term debt	(0.7)	(0.1)
Borrowings on revolving credit facility	95.0	7.0
Proceeds from long-term debt	-	0.6
Payment of long-term debt	(3.8)	(2.5)
Purchase of noncontrolling interest	(1.0)	(0.7)
Payment of cash dividends	(8.6)	(7.9)
Proceeds on exercise of stock options	4.7	6.5
Proceeds from stock issuance	0.7	0.7
Excess tax benefits from employee stock plans	1.0	(0.8)
Treasury stock acquired	(56.9)	(42.1)
Net cash provided by (used in) financing activities	30.4	(39.3)

Effect of exchange rate changes on cash	(2.6)	0.2

Net Cash Flows	14.4	(9.8)

Cash and Cash Equivalents:
At beginning of period	99.3	127.4
At end of period	$113.7	$117.6